Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2015 RESULTS

SECOND-QUARTER REVENUE UP 4.3%; FIRST-HALF REVENUE UP 4.4%

FIRST-HALF REVENUE UP 5.3% WHEN ADJUSTED FOR MIAMI OFFICE SOLD IN 2014

FIRST-HALF EPS $0.51 FROM CONTINUING OPERATIONS; UP 8.5%

FIRST-HALF ADJUSTED EPS $0.52 EXCLUDES SHARE COUNT IMPACT OF CONVERTIBLE NOTES

Cleveland, Ohio (July 29, 2015)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced second-quarter and first-half results for the periods ended June 30, 2015.

For the second quarter ended June 30, 2015, CBIZ reported revenue of $185.0 million, an increase of $7.6 million, or 4.3%, compared with $177.5 million for the second quarter of 2014. When adjusted to exclude revenue from the Miami office, which was sold in the fourth quarter of 2014, revenue in the second quarter increased by 5.1%. Same-unit organic revenue increased by $3.6 million, or 2.0%, for the 2015 second quarter, compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $4.0 million, or 2.3%, to revenue in the 2015 second quarter. Income from continuing operations was $6.7 million, or $0.13 per diluted share, compared with $6.4 million, or $0.12 per diluted share, reported in the second quarter of 2014.

Adjusted EBITDA for the 2015 second quarter was $20.1 million, compared with $19.6 million for the 2014 second quarter. Adjusted EBITDA for the second quarter of 2015 excludes a pre-tax charge of $0.8 million related to the early retirement of the 4.875% Convertible Senior Subordinated Notes (“2010 Notes”).

For the six-month period ended June 30, 2015, CBIZ reported revenue of $398.9 million, an increase of $16.7 million, or 4.4%, over the $382.2 million recorded for the comparable six-month period a year ago. When adjusted to exclude revenue from the Miami office, which was sold in the fourth quarter of 2014, revenue in the first half increased by 5.3%. Same-unit organic revenue increased by $8.4 million, or 2.2%,

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

for the first six months of 2015 compared with the same period a year ago. Acquisitions, net of divestitures, contributed $8.3 million, or 2.2%, to revenue growth for the first half of 2015. Income from continuing operations was $26.2 million, or $0.51 per diluted share, for the first six months of 2015, compared with $24.5 million, or $0.47 per diluted share, for the first six months of 2014.

Steven L. Gerard, CBIZ Chairman and CEO, stated, “We are pleased to report revenue growth of 5.3% for the first half of 2015, when adjusted for the sale of the Miami office. The acquisitions we made last year are performing well. We have made one acquisition to date this year, and we currently have a number of potential acquisitions in our pipeline and expect to close a total of three to five transactions by the end of this year.”

Adjusted EBITDA was $61.1 million for the six months ended June 30, 2015, compared with $58.9 million for the 2014 first half. Adjusted EBITDA for the first half of 2015 excludes a pre-tax charge of $0.8 million related to the early retirement of the 2010 Notes.

During the first half of 2015, CBIZ announced the completion of one acquisition and used $11.0 million for acquisition-related payments, including earn-out payments for prior-year acquisitions. In addition, since the beginning of the year and through July 28, 2015, the Company used $22.4 million to repurchase 2.4 million shares of its common stock. The outstanding balance on the Company’s unsecured bank line of credit at June 30, 2015, was $153.0 million, compared with a balance of $107.4 million at December 31, 2014.

Second-quarter results include additional common stock equivalents of approximately 1.4 million in 2015 and 2.6 million in 2014, and first-half results include additional common stock equivalents of approximately 1.2 million in 2015 and 2.8 million in 2014, due to the accounting related to the 2010 Notes. Normalized to exclude the impact of the share equivalents related to the 2010 Notes, fully diluted earnings per share were $0.13 for the second quarters of both 2015 and 2014, and $0.52 and $0.49 for the first half of 2015 and 2014, respectively.

During the second quarter, in privately negotiated transactions, the Company repurchased and retired $49.3 million of its original $130.0 million 2010 Notes due October 1, 2015, and as of June 30, 2015, the principal amount outstanding was reduced to $48.4 million. This transaction is expected to lower interest expense by approximately $3.2 million on an annualized basis. The Company recorded a pre-tax charge of approximately $0.8 million in the second quarter of 2015 related to the repurchase and early retirement of these 2010 Notes, which impacted fully diluted earnings per share by $0.01.

The 2010 Notes mature on October 1, 2015. The Company anticipates it will have sufficient funds available under its $400.0 million unsecured credit facility if the Company elects to settle the remaining balance of the 2010 Notes in cash upon their maturity. However, the Company may conduct conversations with other 2010 Note holders between now and maturity to explore the potential for additional early repurchase transactions. The form and timing of any such transactions will depend on market conditions and other factors, and there can be no assurances that any such transactions will be completed.

Mr. Gerard added, “We are pleased to have completed the repurchase of an additional $49.3 million of our Convertible Notes during the second quarter. This will immediately result in lower interest expense. As we have done in recent years, depending on our acquisition pipeline and other market factors, it is our intention to opportunistically conduct open-market share repurchases over time in order to maintain a constant share count. However, the recently completed Note repurchase transactions may result in a temporary increase in weighted average share count for 2015. With a $48.4 million balance remaining on the Notes, we are very well positioned to address the upcoming maturity on October 1, 2015.

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“For the full year 2015, we continue to project revenue to increase by 5% - 7%. Assuming a constant share count, EPS is projected to increase by 12% - 15%.”

CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at this link: http://dpregister.com/10069503 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without Internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) July 29 through 5:00 p.m. (ET), July 31, 2015. The toll free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10069503.

Named one of America’s 2015 Best Employers and ranked as the #1 employer in the consulting and accounting industry by Forbes magazine, CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2015 AND 2014

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,
	2015	%	2014 (1)%
Revenue	$185,042	100.0%	$177,466	100.0%
Operating expenses (2)	163,117	88.2%	158,317	89.2%

Gross margin	21,925	11.8%	19,149	10.8%
Corporate general and administrative expenses (3)	6,615	3.6%	8,306	4.7%

Operating income	15,310	8.2%	10,843	6.1%

Other (expense) income:
Interest expense	(2,848)	-1.5%	(3,577)	-2.0%
Gain on sale of operations, net	45	0.0%	68	0.0%
Other (expense) income, net (4) (5)	(1,126)	-0.6%	3,936	2.2%

Total other (expense) income, net	(3,929)	-2.1%	427	0.2%
Income from continuing operations before income tax expense	11,381	6.2%	11,270	6.3%
Income tax expense	4,696		4,824

Income from continuing operations	6,685	3.6%	6,446	3.6%
Loss from operations of discontinued businesses, net of tax	(330)		(312)
Gain (loss) on disposal of discontinued businesses, net of tax	290		(27)

Net income	$6,645	3.6%	$6,107	3.4%

Diluted earnings per share:
Continuing operations	$0.13		$0.12
Discontinued operations	—		—

Net income	$0.13		$0.12

Diluted weighted average common shares outstanding	52,024		52,052

Other data from continuing operations:
Adjusted EBIT (6)	$14,184		$14,779
Adjusted EBITDA (6)	$20,081		$19,597

(1)	Certain amounts in the 2014 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes a benefit of $231 and an expense of $1,679 for the three months ended June 30, 2015 and 2014, respectively, in compensation associated with net losses/gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Operating expenses” would be $163,348 and $156,638, or 88.3% and 88.3% of revenue, for the three months ended June 30, 2015 and 2014, respectively.
(3)	Includes a benefit of $77 and an expense of $244 for the three months ended June 30, 2015 and 2014, respectively, in compensation associated with net losses/gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Corporate general and administrative expenses” would be $6,692 and $8,062, or 3.6% and 4.5% of revenue, for the three months ended June 30, 2015 and 2014, respectively.
(4)	Includes a net loss of $308 and a net gain of $1,923 for the three months ended June 30, 2015 and 2014, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “Income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “Operating expenses” and “Corporate general and administrative expenses.”
(5)	During the three months ended June 30, 2015, CBIZ recorded a non-operating charge of $0.8 million from the early retirement of $49.3 million face value of its 4.875% Convertible Senior Notes (“2010 Notes”) that mature on October 1, 2015. Also included in “Other (expense) income, net” for the three months ended June 30, 2015 and 2014, is income of $25 and $2,026, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(6)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5,064 and $4,818 and a loss of $833 and $0 on the early retirement of the 2010 Notes for the three months ended June 30, 2015 and 2014, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,
	2015	%	2014 (1)%
Revenue	$398,908	100.0%	$382,192	100.0%
Operating expenses (2)	333,981	83.7%	320,255	83.8%

Gross margin	64,927	16.3%	61,937	16.2%
Corporate general and administrative expenses (3)	16,480	4.1%	18,504	4.8%

Operating income	48,447	12.2%	43,433	11.4%

Other income (expense) income:
Interest expense	(5,825)	-1.5%	(7,010)	-1.8%
Gain on sale of operations, net	101	0.0%	76	0.1%
Other income, net (4) (5)	1,733	0.4%	5,911	1.5%

Total other expense, net	(3,991)	-1.1%	(1,023)	-0.3%
Income from continuing operations before income tax expense	44,456	11.1%	42,410	11.1%
Income tax expense	18,268		17,938

Income from continuing operations	26,188	6.6%	24,472	6.4%
Loss from operations of discontinued businesses, net of tax	(665)		(575)
Gain (loss) on disposal of discontinued businesses, net of tax	290		(501)

Net income	$25,813	6.5%	$23,396	6.1%

Diluted earnings (loss) per share:
Continuing operations	$0.51		$0.47
Discontinued operations	(0.01)		(0.02)

Net income	$0.50		$0.45

Diluted weighted average common shares outstanding	51,227		52,352

Other data from continuing operations:
Adjusted EBIT (6)	$50,180		$49,344
Adjusted EBITDA (6)	$61,064		$58,862

(1)	Certain amounts in the 2014 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes expense of $886 and $2,293 for the six months ended June 30, 2015 and 2014, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Operating expenses” would be $333,095 and $317,962, or 83.5% and 83.2% of revenue, for the six months ended June 30, 2015 and 2014, respectively.
(3)	Includes expense of $53 and $347 for the six months ended June 30, 2015 and 2014, respectively, in compensation associated with gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Corporate general and administrative expenses” would be $16,427 and $18,157, or 4.1% and 4.8% of revenue, for the six months ended June 30, 2015 and 2014, respectively.
(4)	Includes net gains of $939 and $2,640 for the six months ended June 30, 2015 and 2014, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “Income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “Operating expenses” and “Corporate general and administrative expenses.”
(5)	During the six months ended June 30, 2015, CBIZ recorded a non-operating charge of $0.8 million from the early retirement of $49.3 million face value of its 2010 Notes that mature on October 1, 2015. Also included in “Other income, net” for the six months ended June 30, 2015 and 2014 is income of $1,525 and $2,985, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(6)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $10,051 and $9,518 and a loss of $833 and $0 on the early retirement of the 2010 Notes for the six months ended June 30, 2015 and 2014, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014 (1)	2015	2014 (1)
Revenue
Financial Services	$116,671	$115,663	$260,503	$256,901
Employee Services	61,024	54,479	123,675	110,588
National Practices	7,347	7,324	14,730	14,703

Total	$185,042	$177,466	$398,908	$382,192

Gross Margin
Financial Services	$14,326	$15,079	$49,540	$50,555
Employee Services	9,782	8,543	20,905	18,917
National Practices	698	641	1,480	1,386
Operating expenses - unallocated (2):
Other	(3,112)	(3,435)	(6,112)	(6,628)
Deferred compensation	231	(1,679)	(886)	(2,293)

Total	$21,925	$19,149	$64,927	$61,937

(1)	Certain amounts in the 2014 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses - unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “Income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “Other income, net” in the Consolidated Statements of Comprehensive Income. Gains or losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “Operating expenses” and as income or expense in “Other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (3)

	THREE MONTHS ENDED JUNE 30,
	2015	Per Share	2014 (1)	Per Share
Income from continuing operations	$6,685	$0.13	$6,446	$0.12
Selected non-cash items:
Amortization	3,612	0.07	3,552	0.07
Depreciation (4)	1,452	0.03	1,266	0.02
Non-cash interest on convertible notes	533	0.01	764	0.02
Stock-based compensation	1,289	0.02	1,598	0.03
Adjustment to contingent earnouts	(25)	(0.00)	(2,026)	(0.04)

Non-cash items	6,861	0.13	5,154	0.10

Non-GAAP earnings - Continuing operations	$13,546	$0.26	$11,600	$0.22

	SIX MONTHS ENDED JUNE 30,
	2015	Per Share	2014 (1)	Per Share
Income from continuing operations	$26,188	$0.51	$24,472	$0.47
Selected non-cash items:
Amortization	7,141	0.14	7,013	0.13
Depreciation (4)	2,910	0.06	2,505	0.05
Non-cash interest on convertible notes	1,128	0.02	1,500	0.03
Stock-based compensation	2,911	0.06	2,987	0.06
Adjustment to contingent earnouts	(1,525)	(0.03)	(2,985)	(0.06)

Non-cash items	12,565	0.25	11,020	0.21

Non-GAAP earnings - Continuing operations	$38,753	$0.76	$35,492	$0.68

(3)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “Income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under generally accepted accounting principles.
(4)	Capital spending was $2.4 million and $0.9 million for the three months ended June 30, 2015 and 2014.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30, 2015	DECEMBER 31, 2014
Cash and cash equivalents	$2,250	$979
Restricted cash	$34,743	$28,293
Accounts receivable, net	$177,228	$143,048
Current assets before funds held for clients	$239,189	$196,479
Funds held for clients - current and non-current	$112,881	$182,847
Goodwill and other intangible assets, net	$530,409	$526,462

Total assets	$974,539	$991,244

Notes payable - current	$—	$760
Current liabilities before client fund obligations	$116,878	$111,232
Client fund obligations	$113,007	$183,936
Bank debt	$153,000	$107,400
Convertible notes - non-current (1)	$48,817	$96,569

Total liabilities	$525,815	$591,399

Treasury stock	$(444,182)	$(425,685)

Total stockholders’ equity	$448,724	$399,845

Debt to equity (2)	45.0%	51.2%
Days sales outstanding (DSO) - continuing operations (3)	84	70

Shares outstanding	53,628	49,487
Basic weighted average common shares outstanding	48,809	48,343
Diluted weighted average common shares outstanding	51,227	51,487

(1)	The 2010 Notes and 2006 Convertible Senior Subordinated Notes (“2006 Notes”) are classified as a non-current liability due to Management’s intention to retire the 2010 Notes and 2006 Notes during the year ended December 31, 2015 with the amounts available under the credit facility.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity.
(3)	DSO is provided for continuing operations and represents accounts receivable, net and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at June 30, 2014 was 85.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz